UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, DC 20549

                        FORM 12B-25

                NOTIFICATION OF LATE FILING


                 SEC FILE NUMBER: 0-17150

                         FORM 10-Q

            FOR PERIOD ENDED: December 31, 1998


        PAINEWEBBER DEVELOPMENT PARTNERS FOUR, LTD.
        -------------------------------------------
  (Exact name of registrant as specified in its charter)


265 Franklin Street, Boston, Massachusetts                       02110
--------------------------------------------------------------------------------
 (Address of principal executive offices)                     (Zip Code)


Registrant's  telephone number,  including area code (617) 439-8118
                                                     --------------

PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Quarterly Report on Form 10-Q of PaineWebber Development Partners Four, Ltd. (the "Registrant") will not be completed by February 16, 1999, the last day for a timely filing of such Quarterly Report for the period ended December 31, 1998.

Additional time is required in order to enable the Registrant to file a complete report. The Form 10-Q for the period ended December 31, 1998 will be filed on or before February 22, 1999, in accordance with Rule 12b-25(b).

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

     Thomas W. Boland     (617)  439-8138
                          ---------------


     (2) Have all other periodic reports
     under  Section  13 or  15(e) of the
     Securities  Exchange Act of 1934 or
     Section   30  of   the   Investment
     Company  Act  of  1940  during  the
     preceding  12  months  (or for such
     shorter) period that the registrant
     was required to file such  reports)
     been   filed?   If  answer  is  no,
     identify report(s).                          |X| Yes        |_| No


     (3)  Is  it  anticipated  that  any
     significant  change in  results  of
     operations  from the  corresponding
     period  for the  last  fiscal  year
     will be  reflected  by the earnings
     statements  to be  included  in the
     subject report or portion  thereof?          |_| Yes        |X| No


                   PAINEWEBBER DEVELOPMENT PARTNERS FOUR, LTD.
                   -------------------------------------------
                (Name of registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                        By:  Fourth Development Fund, Inc.
                                             -----------------------------
                                             Managing General Partner



Date: February 16, 1999                        By:  /s/ Walter V. Arnold
                                                    ---------------------
                                                    Walter V. Arnold
                                                    Senior  Vice President
                                                    and Chief Financial Officer